Exhibit 10.5

CONFIDENTIAL

CONFIDENTIALITY   AGREEMENT

This Confidentiality Agreement (this "Agreement") is entered into between Ingredion Incorporated, a Delaware corporation with its corporate offices at 5 Westbrook Corporate Center, Westchester, Illinois   60154 (the "Company"), and Jack C. Fortnum   ("Mr. Fortnum").

WHEREAS, Mr. Fortnum is employed by the Company as Executive Vice President and Chief Financial Officer of the Company and will retire from the Company on June 30, 2017; and

WHEREAS, Mr. Fortnum also is simultaneously entering into that certain Non-Compete Agreement with the Company of even date with this Agreement (the ''Non-Compete Agreement").

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Mr. Fortnum hereby agree as follows:

1.     Resignations. Mr. Fortnum voluntarily resigns from his position of Executive Vice President and Chief Financial Officer of Ingredion effective March 1, 2017, and resigns from any and all other positions that he currently or subsequently holds with Ingredion or any affiliate or subsidiary of Ingredion, effective on March 1, 2017,

and retires from his employment with the Company effective June 30, 2017.   Mr. Fortnum will execute documents necessary to effect his resignation from any and all positions that he holds with Ingredion or any affiliate or subsidiary of Ingredion

2.     Confidentiality.

Mr. Fortnum shall not, for a period through and including June 30, 2020, make use of or disclose, directly or indirectly, any trade secret or other non-public information of the Company or of any of its subsidiaries including without limitation:

•	non-public financial information of strategic importance;

•	forecasting, marketing, sales, operations and other similar business plans;

•	competitive pricing information and strategies;

•	acquisition, investment or divestiture prospects, plans and activities;

•	research and development strategies and plans;

•	patented or unpatented inventions;

•	non-public information regarding the business relationship between the Company and customers and/or suppliers, including information which Mr.

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Fortnum knows to be the subject of a confidentiality agreement with the customer or supplier; and/or

•	information concerning major capital investments or other purchases of significant equipment or property

(collectively, "Confidential Information"), except as otherwise provided in the last sentence of this Section 2. Notwithstanding the foregoing, Confidential Information does not include information that: (a) becomes a matter of public record or is published in a newspaper, magazine or periodical on the internet, or in any other media available to the general public, other than as a result of any breach of this Agreement by Mr. Fortnum, or (b) is provided to Mr. Fortnum by an independent third party after the date of Mr. Fortnum's retirement, without that third party breaching confidentiality obligations to the Company, or. (c) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Mr. Fortnum gives prompt notice of such requirement to the Company (unless prohibited by law) to enable the Company to seek an appropriate protective order. Mr. Fortnum hereby affirms that, on or before June 30, 2017, he will return to the Company or destroyed all records, memoranda, notes, plans, reports, other documents and data, whether in tangible or electronic form, which constitute Confidential Information. Mr. Fortnum understands that, notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement limits his ability to report possible violations of law or regulation to, file a charge or complaint or otherwise communicate with, or participate in any investigation or proceeding of, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission, including by providing documents or other information, without notice to the Company.

3.     Consideration.

Mr. Fortnum agrees to sign and deliver to the Company an executed copy of the Non-Compete Agreement effective as of the same date of this Agreement.  In consideration the confidentiality obligations herein and the Non-Compete Agreement entered into simultaneously with this Agreement, and effective June 30, 2017:

(a)     the options to acquire the Company's common stock awarded to Mr. Fortnum in February 2015 will be exercisable with respect to all shares of common stock covered by such awards, including the shares which are not then currently exercisable absent this Agreement, and shall be exercisable for the remainder of the option period as stated under the Company's Stock Incentive Plan and the terms of the applicable option agreements;

(b)     the restricted stock units ("RSU's") awarded to Mr. Fortnum in February 2015 shall be vested in their entirety and settled; and

(c)     pro-rated payments shall be paid to Mr. Fortnum pursuant to the terms of Article 4 of Mr. Fortnum's 2015 Performance Share Award Agreement and

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Article 4 of his 2016 Performance Share Award Agreement, to the extent that payments would otherwise be earned under those agreements.   Such payments shall be made to Mr. Fortnum when and if payments are made to other employees awarded performance shares under the Stock Incentive Plan in 2015 and 2016.

Mr. Fortnum also shall be entitled to all benefits and payments available to Company retirees under the terms of the Company's plan documents. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Mr. Fortnum be entitled to duplicate benefits under this Agreement and the Non-Compete Agreement.

4.     Enforcement.  Mr. Fortnum acknowledges and agrees that (a) both this Agreement and the Non-Compete Agreement are necessary and appropriate to protect the Company's and its affiliates' legitimate business interests; and (b) the parties are entering into this Agreement and the Non-Compete Agreement as two documents at his request and that he therefore shall not assert in the event of any dispute under this Agreement or the Non-Compete Agreement that any provision (or portion thereof) of either agreement is unenforceable as a result.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 2 of this Agreement were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled to seek, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically.   In addition to an injunction, the Company and its successors and permitted assigns shall be entitled to seek money damages in an amount not to exceed the lesser of actual damages incurred or $250,000.

5.     Representations. Mr. Fortnum represents and warrants to the Company that the execution, delivery and performance of this Agreement by Mr. Fortnum does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Mr. Fortnum is a party or by which he is bound.

6.     Condition Precedent and Survival. Mr. Fortnum acknowledges and agree that his simultaneous execution and delivery of the Non-Compete Agreement is a condition precedent for his eligibility to receive the benefits set forth in Section 3 above. Sections 2, 3 and 4 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms.

7.     Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Senior Vice President Human Resources, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154 U.S.A., fax + 1-708-551-2895, and if to Mr. Fortnum, to the address which Mr. Fortnum will provide to the Company in writing.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered by overnight courier, or (ii) sent by facsimile, with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section.

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8.     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction,  such invalidity, illegality or unenforceability  shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction,  but this Agreement shall be reformed, construed and enforced in such jurisdiction  as if such invalid, illegal or unenforceable provision had never been contained herein.

9.     Entire Agreement.   This Agreement  constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, except for the Non-Compete Agreement entered into simultaneously herewith, which shall continue in force according to its terms.

10.   Successors and Assigns.  This Agreement shall be enforceable by Mr. Fortnum and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

11.   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Illinois and exclusive venue shall be in the courts in Illinois.

12.   Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and Mr. Fortnum, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13.   Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

14.   THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY HAVE HAD THE OPPORTUNITY  TO CONSULT WITH LEGAL COUNSEL OF THEIR OWN SELECTION AND AT THEIR OWN COST, THAT THEY UNDERSTAND EACH OF ITS TERMS AND THAT THEY INTEND TO BE BOUND THERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

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INGREDION INCORPORATED

By:

/s/ Diane J. Frisch

Diane J. Frisch
Senior Vice President, Human Resources

Date:	March 1, 2017

Accepted:

/s/ Jack C. Fortnum
Jack C. Fortnum

Date:	March 1, 2017